EXHIBIT 99

Media Relations	Public Service Enterprise Group 80 Park Plaza, T6 Newark, NJ 07102

FOR IMMEDIATE RELEASE	CONTACT:	Mike Jennings
December 16, 2015		973-430-6406
Michael.Jennings@pseg.com

PSEG ELECTS WILLIE A. DEESE TO BOARD OF DIRECTORS

Executive Vice President and President, Merck & Co. Manufacturing Division

(December 16, 2015 – Newark, NJ) – Public Service Enterprise Group (PSEG) today announced that Willie A. Deese has been elected to its Board of Directors, effective February 16, 2016.

Deese has been Executive Vice President of Merck & Co. Inc. since January 2008 and has served as President of Merck Manufacturing Division since May 2005. He oversees a network of over 55 manufacturing sites in more than 22 countries. Deese joined Merck & Co. in 2004 as Senior Vice President of Global Procurement.

“Willie’s extensive experience in leading manufacturing and procurement operations will be a tremendous asset to our Board,” said Ralph Izzo, PSEG’s Chairman, President and Chief Executive Officer. “His skills, knowledge and counsel will be invaluable as we continue to focus on operational excellence and driving down costs in an increasingly competitive energy marketplace.”

During his career, Deese has served in several leadership positions, including Senior Vice President and Director of Purchasing at SmithKline Beecham Pharmaceuticals in Philadelphia, Pennsylvania and Vice President of Purchasing at Kaiser Permanente in Oakland, California. He also led the integration of Glaxo and SmithKline procurement organizations during their merger and became Senior Vice President, Global Procurement and Logistics at GlaxoSmithKline.

He is Former Chairman of the North Carolina A&T State University Board of Trustees and has been named as one of the “100 Most Powerful Executives in Corporate America” by Black Enterprise Magazine.

Currently, Deese sits on the board of directors of DENSTPLY International Inc., a dental equipment and supplies manufacturing company, and CDK Global, Inc., a provider of integrated technology solutions for automotive and heavy equipment dealerships.

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Public Service Enterprise Group (NYSE: PEG) is a publicly traded diversified energy company with annual revenues of approximately $11 billion. Its operating subsidiaries are: Public Service Electric and Gas Company (PSE&G), PSEG Power, and PSEG Long Island.

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